Exhibit 99.1

Contact: Brett Perryman ir@omam.com (617) 369-7300
OMAM Reports Financial and Operating Results for the Second Quarter Ended June 30, 2017

•	U.S. GAAP EPS of $0.11 per share, down (63.3)% from Q2 2016; U.S. GAAP earnings of $12.9 million, down (64.5)%

•	Economic net income EPS of $0.42 per share, an increase of 40.0% from Q2 2016

•	Economic net income of $46.6 million, an increase of 28.7% from the comparative quarter in 2016

•	AUM of $258.8 billion at June 30, 2017, an increase of 3.6% from March 31, 2017 and 18.3% from June 30, 2016

•	Net client cash flows (“NCCF”) for the quarter of $(0.3) billion yielding an annualized revenue impact of $13.1 million

•	Agreement in principle reached to sell OMAM’s stake in Heitman to its management for $110 million

London - August 3, 2017 - OM Asset Management plc (NYSE: OMAM) reports its results for the second quarter ended June 30, 2017.
“OMAM’s results for the second quarter reflect an enhanced operating and market environment as well as the successful execution of our growth strategy,” said James J. Ritchie, OMAM’s chairman and interim CEO. “Affiliate investment performance continued to improve, with assets representing 74%, 73% and 78% of revenue outperforming benchmarks on a one-, three- and five-year basis, respectively. While NCCF for the quarter was generally flat at $(0.3) billion on an AUM basis, average fees of 53 bps on inflows of $8.1 billion into products such as global/non U.S. equities and alternatives offset average fees of 35 bps on outflows of $(8.4) billion. This fee differential on flows continued to drive fee rate expansion and produced annualized revenue impact from flows of $13.1 million, or 1.5% of beginning of period management fees. Our ENI operating margin increased by 233 bps, to 38%, compared to Q2 ‘16, and our ENI per share of $0.42 represents a year-over-year increase of 40%, driven by strong performance at our existing Affiliates, share buybacks, and accretion generated by our Landmark investment.
“Our results reflect the strength and quality of our Affiliate group, and also highlight the benefits of the aligned, profit sharing model that serves as the foundation for our business strategy. Our differentiated approach to working with our Affiliates, including our ability to help them diversify and enhance their businesses, continues to position us as a compelling partner for entrepreneurial boutique asset management firms.”
Mr. Ritchie concluded, “Finally, Old Mutual plc made substantial progress in its managed separation process during the quarter, as it completed the sale of 9.95% of OMAM shares to HNA Capital and sold 19.895 million shares in an underwritten public offering and an additional five million shares to OMAM through a repurchase agreement. In connection with Old Mutual’s managed separation process, OMAM provided an entity comprised of senior professionals of Heitman LLC with a “right of first offer” to buy OMAM’s interest in the firm pursuant to the Heitman operating agreement. As a result of this process, yesterday the Company executed a non-binding term sheet reflecting an agreement to sell our interest in Heitman LLC for $110 million in cash. Heitman represents 12% of OMAM’s AUM at June 30 and contributed 3% of ENI in the first half of 2017.”

Table 1: Key Performance Metrics
($ in millions, unless otherwise noted)	Three Months Ended June 30,			Six Months Ended June 30,
U.S. GAAP Basis	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
Revenue	$218.8	$156.5	39.8%	$415.0	$306.1	35.6%
Pre-tax income from cont. ops. attributable to controlling interests	13.9	48.0	(71.0)%	41.0	92.0	(55.4)%
Net income attributable to controlling interests (Table 5)	12.9	36.3	(64.5)%	34.3	67.1	(48.9)%
U.S. GAAP operating margin	6%	28%	(2222) bps	9%	28%	(1900) bps
Diluted shares outstanding (in millions)	111.8	119.6		113.1	119.8
Diluted earnings per share, $	$0.11	$0.30	(63.3)%	$0.30	$0.56	(46.4)%

Economic Net Income Basis (Non-GAAP measure used by management)(1)
ENI revenue	$221.4	$160.0	38.4%	$420.2	$312.9	34.3%
Pre-tax economic net income	63.0	47.9	31.5%	115.4	90.8	27.1%
Economic net income	46.6	36.2	28.7%	85.5	68.2	25.4%
ENI diluted earnings per share, $	$0.42	$0.30	40.0%	$0.76	$0.57	33.3%
Adjusted EBITDA	70.6	50.3	40.4%	130.5	95.6	36.5%
ENI operating margin	38.1%	35.8%	233 bps	37.3%	34.7%	253 bps

Other Operational Information
Assets under management at period end ($ in billions)	$258.8	$218.8	18.3%	$258.8	$218.8	18.3%
Net client cash flows ($ in billions)	(0.3)	(2.9)	89.7%	(2.8)	(0.5)	(460.0)%
Annualized revenue impact of net flows ($ in millions)	13.1	(3.4)	n/m	13.9	3.9	256.4%
(1) Excludes restructuring charges associated with the CEO transition amounting to $5.4 million, net of taxes.
Please see “Definitions and Additional Notes.” Please see Table 7 for a reconciliation of U.S. GAAP net income to economic net income.

Assets Under Management and Flows

At June 30, 2017, OMAM’s total assets under management (“AUM”) were $258.8 billion, up $9.1 billion, or 3.6%, compared to $249.7 billion at March 31, 2017, and up $40.0 billion, or 18.3%, compared to $218.8 billion at June 30, 2016. The increase in AUM during the three months ended June 30, 2017 reflects net market appreciation of $9.4 billion, offset by net outflows of $(0.3) billion.

For the three months ended June 30, 2017, OMAM’s net flows were $(0.3) billion compared to $(2.5) billion for the three months ended March 31, 2017 and $(2.9) billion for the three months ended June 30, 2016. Gross inflows in the three months ended June 30, 2017 were $8.1 billion (compared to $8.2 billion in the first quarter of 2017 and $4.1 billion in the second quarter of 2016) and gross outflows and hard asset disposals were $(8.4) billion (compared to $(10.7) billion in the first quarter of 2017 and $(7.0) billion in the second quarter of 2016). Hard asset disposals of $(0.2) billion, $(0.1) billion, and $(1.0) billion are reflected in the net flows for the three months ended June 30, 2017, March 31, 2017 and June 30, 2016, respectively. For the three months ended June 30, 2017, the annualized revenue impact of the net flows was $13.1 million, which compares to $0.8 million for the three months ended March 31, 2017 and $(3.4) million for the three months ended June 30, 2016 (see “Definitions and Additional Notes”). Gross inflows of $8.1 billion yielded approximately 53 bps, while gross outflows and hard asset disposals of $(8.4) billion in the same period yielded approximately 35 bps.  Strong inflows in alternatives and Global/non-U.S. products have increased the positive spread between inflows and outflows.

For the six months ended June 30, 2017, OMAM’s net flows were $(2.8) billion compared to $(0.5) billion for the six months ended June 30, 2016. Net client cash flows before hard asset disposals were $(2.5) billion, compared to $1.8 billion in the prior year. For the six months ended June 30, 2017, the annualized revenue impact of the net flows was $13.9 million compared to $3.9 million for the six months ended June 30, 2016 which reflects increased sales in higher fee strategies. Gross inflows of $16.3 billion in the six months ended June 30, 2017 yielded an average of 48 bps compared to 40 bps in the year-ago period while gross outflows and hard asset disposals of $(19.1) billion yielded 33 bps in the six months ended June 30, 2017 compared to 36 bps in the year-ago period.

Table 2: Assets Under Management Rollforward Summary

($ in billions, unless otherwise noted)	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Beginning AUM	$249.7	$240.4	$218.0	$240.4	$212.4
Gross inflows	8.1	8.2	4.1	16.3	13.5
Gross outflows	(8.2)	(10.6)	(6.0)	(18.8)	(11.7)
Net flows before hard asset disposals	(0.1)	(2.4)	(1.9)	(2.5)	1.8
Hard asset disposals	(0.2)	(0.1)	(1.0)	(0.3)	(2.3)
Net flows	(0.3)	(2.5)	(2.9)	(2.8)	(0.5)
Market appreciation	9.4	11.8	3.7	21.2	6.8
Other*	—	—	—	—	0.1
Ending AUM	$258.8	$249.7	$218.8	$258.8	$218.8

Basis points: inflows	52.8	42.6	46.4	47.7	40.3
Basis points: outflows	35.3	31.9	32.1	33.4	36.1
Annualized revenue impact of net flows ($ in millions)	$13.1	$0.8	$(3.4)	$13.9	$3.9
Derived average weighted NCCF ($ in billions)	3.4	0.2	(1.0)	3.6	1.1
* “Other” in 2016 reflects the standardization of AUM definitions across Affiliates and mandates and the revaluation of certain hard assets. These changes align the definition of AUM with management fees charged to clients.

Please see “Definitions and Additional Notes”

Balance Sheet and Capital Management

Condensed Consolidated Balance Sheets as of June 30, 2017 and December 31, 2016 are provided in Table 3 below. At June 30, 2017, $15.0 million was outstanding on the Company’s $350 million credit facility and the Company had total third party borrowings of $407.5 million including $392.5 million of long-term bonds ($400.0 million face value, net of discount and fees). Shareholders’ equity (attributable to controlling interests) amounted to $118.3 million. The Company’s ratio of third party borrowings to trailing twelve months Adjusted EBITDA was 1.67x, just below the Company’s target debt to trailing twelve months Adjusted EBITDA range of 1.75-2.25x. Of the Company’s cash and cash equivalents of $83.3 million at June 30, 2017, $65.0 million was held at Affiliates and $18.3 million was available at the Center.

In May 2017, in connection with the secondary public offering of the Company’s ordinary shares by OM plc, the Company purchased and retired five million of its outstanding ordinary shares at a price of $14.55 per share, or $72.75 million in aggregate.

During 2014, the Company entered into a Deferred Tax Asset Deed with OM plc, which was amended in June 2016. Under the terms of the Deferred Tax Asset Deed, as amended, the Company agreed to make a payment equal to the net present value of the future payments due to OM plc valued as of December 31, 2016. This payment of $142.6 million is being made over three installments, the first of which amounted to $45.5 million and was paid on June 30, 2017, with the remaining two installments to be paid on December 31, 2017 and June 30, 2018. The continuation of certain protections provided by OM plc related to the realized tax benefit resulting from the Company’s use of deferred tax assets remains unaffected. Additional information on the amended Deferred Tax Asset Deed can be found in the Company’s Current Report on Form 8-K, filed on June 14, 2016.

In September 2016, the Company purchased $39.6 million of seed investments from OM plc under the terms of the Seed Capital Agreement, as amended. In July 2017, the Company purchased all remaining seed capital investments covered by the Seed Capital Agreement for $63.4 million (see Recent Events). Including both seed capital on its balance sheet as of June 30, 2017 ($44.6 million) and the investments purchased in July 2017, the Company has total seed holdings of $108.0 million based on a June 30, 2017 valuation date.

Table 3: Condensed Consolidated Balance Sheets

($ in millions)	June 30, 2017		December 31, 2016
Assets
Cash and cash equivalents	$83.3		$101.9
Investment advisory fees receivable	187.5		163.7
Investments	193.5		233.3
Other assets	767.3		759.1
Assets of consolidated Funds	47.6		36.3
Total assets	$1,279.2		$1,294.3

Liabilities and equity
Accounts payable and accrued expenses	$161.7		$178.1
Due to related parties	106.7		156.3
Third party borrowings	407.5		392.3
Other liabilities	466.4		391.3
Liabilities of consolidated Funds	6.5		5.8
Total liabilities	1,148.8		1,123.8

Shareholders’ equity	118.3		164.0
Non-controlling interests, including NCI of consolidated Funds	12.1		6.5
Total equity	130.4		170.5
Total liabilities and equity	$1,279.2		$1,294.3

Third party borrowings / trailing twelve months Adjusted EBITDA	1.67	x	1.88	x
Consolidated Funds represent certain seed investments purchased from Old Mutual plc.
Please see “Definitions and Additional Notes”

Investment Performance

The Company’s investment results improved in the second quarter of 2017. Table 4 below presents a summary of the Company’s investment performance as of June 30, 2017, March 31, 2017, December 31, 2016 and June 30, 2016. Performance is shown on a revenue-weighted basis, an equal-weighted basis and an asset-weighted basis. Please see “Definitions and Additional Notes” for further information on the calculation of performance.

Table 4: Investment Performance

(% outperformance vs. benchmark)	Revenue-Weighted
	June 30, 2017	March 31, 2017	December 31, 2016	June 30, 2016
1-Year	74%	46%	49%	36%
3-Year	73%	59%	55%	63%
5-Year	78%	75%	73%	72%

	Equal-Weighted
	June 30, 2017	March 31, 2017	December 31, 2016	June 30, 2016
1-Year	63%	49%	53%	50%
3-Year	73%	66%	65%	75%
5-Year	77%	78%	76%	80%

	Asset-Weighted
	June 30, 2017	March 31, 2017	December 31, 2016	June 30, 2016
1-Year	70%	37%	42%	33%
3-Year	68%	49%	45%	51%
5-Year	66%	63%	61%	60%
Please see “Definitions and Additional Notes”

As of June 30, 2017, assets representing 74%, 73% and 78% of revenue were outperforming benchmarks on a 1-, 3- and 5- year basis, respectively, compared to 46%, 59% and 75% at March 31, 2017; 49%, 55% and 73% at December 31, 2016; and 36%, 63% and 72% at June 30, 2016. Favorable active management results in the second quarter along with outperformance by two of our three largest liquid strategies helped boost performance significantly.  One-year results also benefited from the rolling off of the impact of the 2016 Brexit vote and related under-performance in the year-ago quarter.

Financial Results: U.S. GAAP

Table 5 below presents the Company’s U.S. GAAP Statement of Operations. For the three months ended June 30, 2017 and 2016, diluted earnings per share was $0.11 and $0.30, respectively, a decrease of (63.3)%, and net income attributable to controlling interests was $12.9 million and $36.3 million, respectively, a decrease of $(23.4) million, or (64.5)%.  Earnings per share calculations are impacted by the eleven million shares repurchased between June 30, 2016 and June 30, 2017 which contributed to a decrease in average diluted shares outstanding of (7.8) million, or (6.5)% for the three-month period and (6.7) million, or (5.6)%, for the six-month period. For the three months ended June 30, 2017, compared to the three months ended June 30, 2016, U.S. GAAP revenue increased $62.3 million, or 39.8%, from $156.5 million to $218.8 million, as a result of market appreciation, the impact of the Landmark acquisition in August 2016, higher performance fees and a continued shift to higher fee rate products. Expenses increased $93.4 million, or 83.0%, from $112.5 million for the three months ended June 30, 2016, to $205.9 million for the three months ended June 30, 2017, primarily due to profit-driven increases in variable compensation and revaluation of Affiliate equity and profit interests, along with increases from the CEO transition costs. Compensation also increased due to the Landmark transaction, where amortization of the contingent consideration and the portion of equity not acquired by the Company is recorded as compensation expense over the applicable term because service requirements exist for holders of these units.

For the six months ended June 30, 2017 and 2016, diluted earnings per share was $0.30 and $0.56, respectively, a decrease of (46.4)% and net income attributable to controlling interests was $34.3 million and $67.1 million, respectively, a decrease of $(32.8) million, or (48.9)%.  U.S. GAAP revenue increased $108.9 million, or 35.6%, from $306.1 million for the six months ended June 30, 2016, to $415.0 million for the six months ended June 30, 2017, due to higher management fees as a result of market appreciation, the Landmark acquisition and higher performance fees. Operating expenses increased $157.5 million, or 71.2%, from $221.1 million for the six months ended June 30, 2016, to $378.6 million for the six months ended June 30, 2017, primarily as a result of higher compensation and benefits (see Table 6). The increase in compensation and benefits is predominantly due to increases in variable compensation including the CEO transition costs, the revaluation of Affiliate equity and profit interests, and amortization of acquisition-related consideration and pre-acquisition employee equity associated with the Landmark acquisition.

Table 5: U.S. GAAP Statement of Operations

($ in millions, unless otherwise noted)	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
Management fees	$206.7	$157.1	31.6%	$402.4	$306.7	31.2%
Performance fees	11.2	(0.8)	n/m	11.4	(0.8)	n/m
Other revenue	0.4	0.2	100.0%	0.5	0.2	150.0%
Consolidated Funds’ revenue	0.5	—	n/m	0.7	—	n/m
Total revenue	218.8	156.5	39.8%	415.0	306.1	35.6%
Compensation and benefits (see Table 6)	173.4	87.5	98.2%	316.2	172.1	83.7%
General and administrative	27.7	22.7	22.0%	53.3	44.5	19.8%
Amortization of acquired intangibles	1.7	0.1	n/m	3.3	0.1	n/m
Depreciation and amortization	2.8	2.2	27.3%	5.3	4.4	20.5%
Consolidated Funds’ expense	0.3	—	n/m	0.5	—	n/m
Total operating expenses	205.9	112.5	83.0%	378.6	221.1	71.2%
Operating income	12.9	44.0	(70.7)%	36.4	85.0	(57.2)%
Investment income	5.0	4.5	11.1%	11.1	8.0	38.8%
Interest income	0.3	—	n/m	0.4	—	n/m
Interest expense	(5.9)	(0.5)	n/m	(11.8)	(1.0)	n/m
Net consolidated Funds’ investment gains	2.3	—	n/m	6.5	—	n/m
Income from continuing operations before taxes	14.6	48.0	(69.6)%	42.6	92.0	(53.7)%
Income tax expense	1.0	13.1	(92.4)%	6.6	26.5	(75.1)%
Income from continuing operations	13.6	34.9	(61.0)%	36.0	65.5	(45.0)%
Gain (loss) on disposal of discontinued operations, net of tax	—	1.4	(100.0)%	(0.1)	1.6	n/m
Net income	13.6	36.3	(62.5)%	35.9	67.1	(46.5)%
Net income attributable to non-controlling interests	0.7	—	n/m	1.6	—	n/m
Net income attributable to controlling interests	$12.9	$36.3	(64.5)%	$34.3	$67.1	(48.9)%
Earnings per share, basic, $	$0.12	$0.30	(60.0)%	$0.30	$0.56	(46.4)%
Earnings per share, diluted, $	0.11	0.30	(63.3)%	0.30	0.56	(46.4)%
Basic shares outstanding (in millions)	111.3	119.4		112.4	119.7
Diluted shares outstanding (in millions)	111.8	119.6		113.1	119.8

U.S. GAAP operating margin	6%	28%	(2222) bps	9%	28%	(1900) bps
Pre-tax income from continuing operations attributable to controlling interests	$13.9	$48.0	(71.0)%	$41.0	$92.0	(55.4)%
Net income from continuing operations attributable to controlling interests	12.9	34.9	(63.0)%	34.4	65.5	(47.5)%
Please see “Definitions and Additional Notes”

Table 6: Components of U.S. GAAP Compensation Expense

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
Fixed compensation and benefits(1)	$41.5	$34.0	22.1%	$84.3	$69.4	21.5%
Sales-based compensation	4.5	4.4	2.3%	8.9	9.2	(3.3)%
Variable compensation(2)	69.9	41.0	70.5%	121.1	78.4	54.5%
Affiliate key employee distributions	16.5	9.2	79.3%	31.4	17.5	79.4%
Non-cash key employee-owned equity revaluations	23.3	(1.1)	n/m	35.2	(2.4)	n/m
Acquisition-related consideration and pre-acquisition employee equity(3)	17.7	—	n/m	35.3	—	n/m
Total U.S. GAAP compensation expense	$173.4	$87.5	98.2%	$316.2	$172.1	83.7%
(1) For the three and six months ended June 30, 2017, $41.0 million and $83.8 million, respectively, of fixed compensation and benefits (of the $41.5 million and $84.3 million above) is included within economic net income, which excludes the compensation and benefits associated with the CEO transition costs.

(2) For the three and six months ended June 30, 2017, $61.1 million and $112.3 million, respectively, of variable compensation expense (of the $69.9 million and $121.1 million above) is included within economic net income, which excludes the variable compensation associated with the CEO transition costs.

(3) Reflects amortization of contingent consideration and equity owned by employees, both with a service requirement, associated with the Landmark acquisition.
Please see “Definitions and Additional Notes”

Financial Results: Non-GAAP Economic Net Income

For the three months ended June 30, 2017 and 2016, diluted economic net income per share was $0.42 and $0.30, respectively, up $0.12, or 40.0%, on economic net income of $46.6 million and $36.2 million, respectively, an increase of $10.4 million, or 28.7%. Per-share amounts are impacted by eleven million shares repurchased between June 30, 2016 and June 30, 2017 which contributed to a decrease in weighted average diluted shares outstanding of (7.8) million, or (6.5)% for the three-month period and (6.7) million, or (5.6)%, for the six-month period.

Table 7 reconciles U.S. GAAP to economic net income for the three and six months ended June 30, 2017 and June 30, 2016. As was expected, the difference between U.S. GAAP and economic net income increased between 2016 and 2017. This change was primarily related to the accounting treatment of the service component of the contingent consideration and employee equity in the Landmark transaction, as well as the level of non-cash key employee-owned equity revaluations, as the Affiliates grew their income and the corresponding value of employee equity. Included in “Discontinued operations and restructuring” in Table 7 are CEO transition costs, which reflect amounts accrued during the second quarter related to the departure of OMAM’s former President and CEO, Peter L. Bain, on June 30, 2017. These incremental amounts, totaling $0.5 million of fixed compensation and payroll taxes and $8.8 million of variable compensation, reflect compensation due to Mr. Bain under his contract which had not been accrued in the ordinary course prior to June 30, 2017. ENI compensation and variable compensation expenses for the period through June 30, 2017 include ordinary course accruals for Mr. Bain’s salary and expected 2017 bonus.

For the three months ended June 30, 2017 and 2016, ENI revenue (see Table 8) increased $61.4 million or 38.4%, from $160.0 million to $221.4 million, including a 31.6% increase in management fees from $157.1 million to $206.7 million, driven by positive markets and incremental revenue from the Landmark acquisition, along with higher performance fees. Average assets under management in those respective periods, excluding equity-accounted Affiliates (see Table 12), increased 18.2% to $220.8 billion, while the bps yield on these assets increased from 33.8 bps to 37.5 bps, due to the impact of the higher yield on alternative assets acquired in the Landmark transaction as well as positive mix shifts related to markets and flows. Performance fee revenue was $11.2 million for the current quarter, compared to $(0.8) million in the year-ago quarter, principally reflecting a performance fee earned on an alternative product. Total ENI operating expenses (see Table 9) grew 23.0%, to $76.0 million, from $61.8 million in the prior-year quarter, primarily as a result of the Landmark transaction. Total operating expenses as a percentage of management fee revenue decreased (257) bps from 39.3% to 36.8% as a result of increased scale in the business. Of the $14.2 million increase in operating expense between the three months ended June 30, 2017 and 2016, $7.0 million was due to higher fixed compensation and benefits as a result of the Landmark acquisition as well as new hires and annual cost of living increases and $6.7 million was attributable to increases in general and administrative expense, which rose 26.3% over the 2016 period, primarily reflecting the impact of Landmark. Total variable compensation increased 49.0% quarter-over-quarter from $41.0 million to $61.1 million, while the ENI variable compensation ratio (variable compensation as a percentage of ENI earnings before variable compensation) remained generally consistent at 42.0% compared to 41.8% in the prior period. The sum of operating expense and variable compensation increased $34.3 million, or 33.4% period-over-period, while revenue increased 38.4% over this period, resulting in an increase in OMAM’s ENI operating margin to 38.1% from 35.8%. Affiliate key employee distributions increased 79.3% quarter-over-quarter, from $9.2 million to $16.5 million, due to higher ENI operating earnings and the impact of the Landmark acquisition. The ratio of Affiliate key employee distributions over ENI operating earnings was 19.6%, compared to 16.1% in the year-ago quarter, as Landmark employees’ continued ownership of 40% of their business increased the Company’s overall distribution ratio. Net interest expense was $4.8 million for the three months ended June 30, 2017, compared to net interest expense of $0.1 million in the prior-year period, reflecting the July 2016 issuance of $400 million of senior notes. Tax on economic net income for the three months ended June 30, 2017 and 2016 was $16.4 million and $11.7 million, respectively, an increase of $4.7 million or 40.2%, reflecting an increase in pre-tax profits which contributed to an increase in the effective tax rate to 26.0% from 24.4% in the prior-year period.

For the six months ended June 30, 2017 and 2016, diluted economic net income per share was $0.76 and $0.57, respectively, up $0.19, or 33.3%, on economic net income of $85.5 million and $68.2 million, respectively, an increase of $17.3 million, or 25.4%.

For the six months ended June 30, 2017 and 2016, ENI revenue (see Table 8) increased $107.3 million or 34.3%, from $312.9 million to $420.2 million, driven primarily by a 31.2% increase in management fees from $306.7 million to $402.4 million. Approximately half of this growth was related to the acquisition of Landmark, which increased both average assets under management and our weighted-average fee rate, with the remainder of the increase attributable to positive markets and asset mix. Excluding equity-accounted Affiliates (see Table 12), average AUM increased 18.8% from the first half of 2016 to $216.7 billion, and the bps yield on these assets rose from 33.8 bps to 37.5 bps. Landmark contributed approximately 3 bps of this increase, with the remainder occurring as a result of a positive mix shift toward higher fee global/non-US and alternative products due to flow trends and market movements. Performance fee revenue was $11.4 million for the current period, compared to $(0.8) million in the year-ago period, principally reflecting a performance fee earned on an alternative product. Total ENI operating expenses (see Table 9) grew 20.3% to $151.3 million, from $125.8 million in the prior-year period. Total operating expenses as a percentage of management fee revenue decreased to 37.6% for the six months ended June 30, 2017 from 41.0% in the prior year period, as management fee growth of 31.2% outpaced the 20.3% increase in operating expenses, partially reflecting efficiencies of scale following the Landmark transaction. Of the $25.5 million increase in operating expenses between the six months ended June 30, 2017 and 2016, $14.4 million was due to higher fixed compensation and benefits primarily as a result of the Landmark acquisition and annual cost of living increases. Total variable compensation increased 43.2% period-over-period from $78.4 million to $112.3 million and the ENI variable compensation ratio (variable compensation as a percentage of ENI earnings before variable compensation) was effectively flat at 41.8% compared to 41.9% in the prior year period. The sum of operating expense and variable compensation increased $59.4 million, or 29.1% period-over-period, while revenue increased 34.3% over this period, resulting in an increase in OMAM’s ENI operating margin to 37.3% from 34.7%. Affiliate key employee distributions increased 79.4% period-over-period, from $17.5 million to $31.4 million, primarily due to the investment in Landmark and higher ENI operating earnings. The ratio of Affiliate key employee distributions over ENI operating earnings was 20.1%, compared to 16.1% in the year-ago period, primarily due to the impact of Landmark’s employees retaining 40% of their firm. Net interest expense was $9.8 million for the six months ended June 30, 2017, compared to net interest expense of $0.4 million in the prior-year period, reflecting the July 2016 issuance of $400 million of senior notes. The effective tax rate of 25.9% for the period was higher than the prior year period of 24.9% primarily due to higher pre-tax profits.

For the three months ended June 30, 2017, Adjusted EBITDA was $70.6 million, up 40.4% compared to $50.3 million for the same period of 2016.

For the six months ended June 30, 2017, Adjusted EBITDA was $130.5 million, up 36.5% compared to $95.6 million for the same period of 2016. See Table 22 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and ENI.

Table 7: Reconciliation of U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended June 30,		Six Months Ended June 30,
		2017	2016	2017	2016
U.S. GAAP net income attributable to controlling interests		$12.9	$36.3	$34.3	$67.1
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	23.3	(1.1)	35.2	(2.4)
ii.	Amortization of acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	19.4	—	38.6	0.1
iii.	Capital transaction costs	—	1.6	—	1.7
iv.	Seed/Co-investment (gains) losses and financings(1)	(2.9)	(0.7)	(8.7)	(0.7)
v.	Tax benefit of goodwill and acquired intangibles deductions	2.3	0.7	4.5	1.3
vi.	Discontinued operations and restructuring(2)	9.3	(1.4)	9.4	(1.6)
vii.	ENI tax normalization	2.1	0.8	2.2	2.2
Tax effect of above adjustments, as applicable(3)		(19.8)	—	(30.0)	0.5
Economic net income		$46.6	$36.2	$85.5	$68.2
(1) See Table 21 for the components of seed capital and co-investment gains and losses, and financing costs.
(2) Included in restructuring is $9.3 million related to CEO transition costs, comprised of $0.5 million of fixed compensation and benefits and $8.8 million of variable compensation.
(3) Reflects the sum of lines i., ii., iii., iv. and the restructuring component of line vi. multiplied by the 40.2% U.S. statutory tax rate (including state tax).
See Table 18 for a per-share presentation of the above reconciliation.
Please see the definition of Economic Net Income within “Definitions and Additional Notes”

The following table identifies the components of ENI revenue:

Table 8: Components of ENI Revenue

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
Management fees	$206.7	$157.1	31.6%	$402.4	$306.7	31.2%
Performance fees	11.2	(0.8)	n/m	11.4	(0.8)	n/m
Other income, including equity-accounted Affiliates	3.5	3.7	(5.4)%	6.4	7.0	(8.6)%
ENI revenue	$221.4	$160.0	38.4%	$420.2	$312.9	34.3%
See Table 19 for a reconciliation from U.S. GAAP revenue to ENI revenue.
Please see “Definitions and Additional Notes”

The following table identifies the components of ENI operating expense:

Table 9: Components of ENI Operating Expense

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
Fixed compensation & benefits	$41.0	$34.0	20.6%	$83.8	$69.4	20.7%
General and administrative expenses	32.2	25.5	26.3%	62.2	52.0	19.6%
Depreciation and amortization	2.8	2.3	21.7%	5.3	4.4	20.5%
ENI operating expense	$76.0	$61.8	23.0%	$151.3	$125.8	20.3%
See Table 20 for a reconciliation from U.S. GAAP operating expense to ENI operating expense.
Please see “Definitions and Additional Notes”

The following table shows our key non-GAAP operating metrics for the three and six months ended June 30, 2017 and 2016. We present these metrics because they are the measures our management uses to evaluate the profitability of our business and are useful to investors because they represent the key drivers and measures of economic performance within our business model. Please see “Definitions and Additional Notes” for an explanation of each ratio and its usefulness in measuring the economics and operating performance of our business.

Table 10: Key ENI operating metrics

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
Numerator: ENI operating earnings(1)	$84.3	$57.2	47.4%	$156.6	$108.7	44.1%
Denominator: ENI revenue	$221.4	$160.0	38.4%	$420.2	$312.9	34.3%
ENI operating margin	38.1%	35.8%	233 bps	37.3%	34.7%	253 bps

Numerator: ENI operating expense	$76.0	$61.8	23.0%	$151.3	$125.8	20.3%
Denominator: ENI management fee revenue	$206.7	$157.1	31.6%	$402.4	$306.7	31.2%
ENI operating expense ratio	36.8%	39.3%	(257) bps	37.6%	41.0%	(342) bps

Numerator: ENI variable compensation	$61.1	$41.0	49.0%	$112.3	$78.4	43.2%
Denominator: ENI earnings before variable compensation(2)	$145.4	$98.2	48.1%	$268.9	$187.1	43.7%
ENI variable compensation ratio	42.0%	41.8%	27 bps	41.8%	41.9%	(14) bps

Numerator: Affiliate key employee distributions	$16.5	$9.2	79.3%	$31.4	$17.5	79.4%
Denominator: ENI operating earnings(1)	$84.3	$57.2	47.4%	$156.6	$108.7	44.1%
ENI Affiliate key employee distributions ratio	19.6%	16.1%	349 bps	20.1%	16.1%	395 bps

Numerator: Tax on economic net income	$16.4	$11.7	40.2%	$29.9	$22.6	32.3%
Denominator: Pre-tax economic net income	$63.0	$47.9	31.5%	$115.4	$90.8	27.1%
Economic net income effective tax rate	26.0%	24.4%	161 bps	25.9%	24.9%	102 bps
(1) ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation.
(2) ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.
Please see “Definitions and Additional Notes”
Please refer to the Company’s Quarterly Report on Form 10-Q for comparable U.S. GAAP metrics.

Recent Events

In July 2017, the Company purchased all remaining seed capital investments covered by the Seed Capital Agreement from OM plc for $63.4 million. OMAM financed this purchase in part through borrowings under a non-recourse seed capital facility collateralized entirely by its seed capital holdings. The Company entered into this facility as of July 19, 2017, and may borrow up to $65 million, so long as the borrowing does not represent more than 50% of the value of the seed capital collateral. Since this facility is non-recourse to OMAM beyond the seed investments themselves, drawdowns under this facility are excluded from the Company’s third party debt levels for purposes of calculating the Company’s credit ratio covenants under its revolving credit facility. As of July 31, $33.5 million was drawn under this seed capital facility.

On July 13, 2017, (the “Effective Date”) the UK published revised draft legislation to be included in the U.K. Finance Bill (No. 2) 2017 (the “Finance Bill”) that would impact the Company’s tax position as of the Effective Date. The legislation is expected to receive Royal Assent later in the year and there is still scope for changes to be made as the Finance Bill is finalized. If this legislation is enacted as proposed, the Company’s UK tax liability would increase by approximately $10 million annually. While the Company continues to explore alternatives that might mitigate the impact of this tax increase in the future, given the Effective Date, the Company expects to record the incremental U.K. tax as of that date. In the event that the proposed legislation is enacted as proposed, the impact to the Company’s 2017 GAAP and ENI EPS would be approximately $(0.02) and $(0.03) per share, respectively.

As previously indicated, following the closing of the first tranche of the sale transaction to HNA Capital, OMAM provided an entity owned by senior professionals of Heitman LLC a right of first offer to buy OMAM’s interest in Heitman LLC at a price the Company determined to be its “good faith estimate of the reasonable value” of such interest. Yesterday, the Company executed a non-binding term sheet to sell its stake in Heitman LLC for cash consideration totaling $110 million. The transaction is expected to close around year-end. OMAM will retain its co-investment interests in Heitman-managed funds as well as any carried interest associated with these investments. Heitman represented approximately 5% of the ENI earnings of OMAM for 2016 and approximately 3% of the ENI earnings for the first six months of 2017, and 12.5% of AUM at June 30, 2017. Following reinvestment of the net sale proceeds and related capital, OMAM expects the financial impact of this transaction to be immaterial. The Company expects to receive a fairness opinion related to this transaction at the time definitive documentation is signed.

Dividend Declaration

The Company’s Board of Directors approved a quarterly interim dividend of $0.09 per share payable on September 29, 2017 to shareholders of record as of the close of business on September 15, 2017.

About OMAM

OMAM is a global, multi-boutique asset management company with $258.8 billion of assets under management as of June 30, 2017. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. OMAM’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between OMAM and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. OMAM’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about OMAM, please visit the Company’s website at www.omam.com.

 Forward Looking Statements

This press release includes forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995, including information relating to anticipated growth in revenues, margins or earnings, anticipated changes in the Company’s business, anticipated future performance of the Company’s business, the impact of the Landmark acquisition, anticipated future investment performance of the Company’s Affiliates, expected future net cash flows, anticipated expense levels, changes in expense, the expected effects of acquisitions and expectations regarding market conditions.  The words or phrases ‘‘will likely result,’’ ‘‘are expected to,’’ ‘‘will continue,’’ ‘‘is anticipated,’’ ‘‘can be,’’ ‘‘may be,’’ ‘‘aim to,’’ ‘‘may affect,’’ ‘‘may depend,’’ ‘‘intends,’’ ‘‘expects,’’ ‘‘believes,’’ ‘‘estimate,’’ ‘‘project,’’ and other similar expressions are intended to identify such forward-looking statements. Such statements are subject to various known and unknown risks and uncertainties and readers should be cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.

Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control, including but not limited to those discussed above and elsewhere in this press release and in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 22, 2017 and our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2017. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conference Call Dial-in

The Company will hold a conference call and simultaneous webcast to discuss the results at 10:00 a.m. Eastern Time on August 3, 2017. The Company has also released an earnings presentation that will be discussed during the conference call. Please go to http://ir.omam.com to download the presentation. To listen to the call or view the webcast, participants should:

Dial-in:
Toll Free Dial-in Number:            (844) 445-4807
International Dial-in Number:        (647) 253-8636
Conference ID:                35768455
Link to Webcast:
http://event.on24.com/r.htm?e=1443293&s=1&k=81C674E8009E63C0610BD0DFF59CCD53

Dial-in Replay:
A replay of the call will be available beginning approximately one hour after its conclusion either on OMAM’s website, at http://ir.omam.com or at:
Toll Free Dial-in Number:            (800) 585-8367
International Dial-in Number:        (416) 621-4642
Conference ID:                35768455

Financial Tables

Table 11: Assets Under Management Rollforward by Asset Class

($ in billions, unless otherwise noted)	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
U.S. equity
Beginning balance	$82.1	$82.0	$78.6	$82.0	$76.9
Gross inflows	0.8	1.7	1.0	2.5	4.1
Gross outflows	(3.6)	(4.6)	(3.5)	(8.2)	(5.9)
Net flows	(2.8)	(2.9)	(2.5)	(5.7)	(1.8)
Market appreciation	2.0	3.0	2.5	5.0	3.0
Other	—	—	—	—	0.5
Ending balance	$81.3	$82.1	$78.6	$81.3	$78.6
Average AUM	$81.1	$82.5	$79.1	$81.8	$77.3

Global / non-U.S. equity
Beginning balance	$105.2	$96.4	$88.3	$96.4	$84.8
Gross inflows	4.6	4.5	2.2	9.1	6.4
Gross outflows	(3.6)	(4.1)	(1.5)	(7.7)	(3.9)
Net flows	1.0	0.4	0.7	1.4	2.5
Market appreciation	6.7	8.4	—	15.1	1.3
Other	—	—	—	—	0.4
Ending balance	$112.9	$105.2	$89.0	$112.9	$89.0
Average AUM	$109.8	$101.1	$88.9	$105.5	$85.9

Fixed income
Beginning balance	$13.2	$13.9	$14.1	$13.9	$13.8
Gross inflows	0.2	0.6	0.3	0.8	0.5
Gross outflows	(0.6)	(1.5)	(0.6)	(2.1)	(1.2)
Net flows	(0.4)	(0.9)	(0.3)	(1.3)	(0.7)
Market appreciation	0.4	0.2	0.5	0.6	1.2
Ending balance	$13.2	$13.2	$14.3	$13.2	$14.3
Average AUM	$13.3	$13.5	$14.2	$13.4	$14.0

Alternatives
Beginning balance	$49.2	$48.1	$37.0	$48.1	$36.9
Gross inflows	2.5	1.4	0.6	3.9	2.5
Gross outflows	(0.4)	(0.4)	(0.4)	(0.8)	(0.7)
Hard asset disposals	(0.2)	(0.1)	(1.0)	(0.3)	(2.3)
Net flows	1.9	0.9	(0.8)	2.8	(0.5)
Market appreciation	0.3	0.2	0.7	0.5	1.3
Other	—	—	—	—	(0.8)
Ending balance	$51.4	$49.2	$36.9	$51.4	$36.9
Average AUM	$50.5	$48.6	$37.0	$49.6	$37.2

Total
Beginning balance	$249.7	$240.4	$218.0	$240.4	$212.4
Gross inflows	8.1	8.2	4.1	16.3	13.5
Gross outflows	(8.2)	(10.6)	(6.0)	(18.8)	(11.7)
Hard asset disposals	(0.2)	(0.1)	(1.0)	(0.3)	(2.3)
Net flows	(0.3)	(2.5)	(2.9)	(2.8)	(0.5)
Market appreciation	9.4	11.8	3.7	21.2	6.8
Other	—	—	—	—	0.1
Ending balance	$258.8	$249.7	$218.8	$258.8	$218.8
Average AUM	$254.7	$245.7	$219.2	$250.3	$214.4

Basis points: inflows	52.8	42.6	46.4	47.7	40.3
Basis points: outflows	35.3	31.9	32.1	33.4	36.1
Annualized revenue impact of net flows (in millions)	$13.1	$0.8	$(3.4)	$13.9	$3.9
Derived average weighted NCCF	3.4	0.2	(1.0)	3.6	1.1
Please see “Definitions and Additional Notes”

Table 12: Management Fee Revenue and Average Fee Rates on Assets Under Management

($ in millions, except AUM data in billions)	Three Months Ended						Six Months Ended
	June 30, 2017		March 31, 2017		June 30, 2016		June 30, 2017		June 30, 2016
	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts
U.S. equity	$50.9	25	$52.4	26	$50.0	25	$103.3	25	$97.4	25
Global/non-U.S. equity	114.1	42	103.7	42	92.8	42	217.8	42	180.4	42
Fixed income	6.8	21	7.1	21	7.2	20	13.9	21	14.4	21
Alternatives	70.3	56	65.0	54	40.5	44	135.3	55	79.8	43
Weighted average fee rate on average AUM	$242.1	38.1	$228.2	37.7	$190.5	35.0	$470.3	37.9	$372.0	34.9
Less: Revenue from equity-accounted Affiliates	(35.4)		(32.5)		(33.4)		(67.9)		(65.3)
Management fee revenue	$206.7	37.5	$195.7	37.4	$157.1	33.8	$402.4	37.5	$306.7	33.8
Average AUM	$254.7		$245.7		$219.2		$250.3		$214.4
Average AUM excluding equity-accounted Affiliates	220.8		212.4		186.8		216.7		182.4
Please see “Definitions and Additional Notes”

Table 13: Assets Under Management by Strategy

($ in billions)	June 30, 2017	March 31, 2017	December 31, 2016	June 30, 2016
U.S. equity, small/smid cap	$7.4	$7.9	$7.9	$7.1
U.S. equity, mid cap value	12.5	12.5	11.3	9.6
U.S. equity, large cap value	57.9	58.3	59.2	58.8
U.S. equity, core/blend	3.5	3.4	3.6	3.1
Total U.S. equity	81.3	82.1	82.0	78.6
Global equity	36.4	34.2	32.3	30.8
International equity	50.7	46.6	42.5	37.8
Emerging markets equity	25.8	24.4	21.6	20.4
Total global/non-U.S. equity	112.9	105.2	96.4	89.0
Fixed income	13.2	13.2	13.9	14.3
Alternatives	51.4	49.2	48.1	36.9
Total assets under management	$258.8	$249.7	$240.4	$218.8
Please see “Definitions and Additional Notes”

Table 14: Assets Under Management by Affiliate

($ in billions)	June 30, 2017	March 31, 2017	December 31, 2016	June 30, 2016
Acadian Asset Management	$87.5	$82.1	$75.0	$70.5
Barrow, Hanley, Mewhinney & Strauss	91.7	91.2	92.3	90.2
Campbell Global	5.2	5.2	5.2	4.9
Copper Rock Capital Partners	5.7	5.5	5.1	4.9
Heitman*	32.4	31.4	31.2	30.3
Investment Counselors of Maryland*	2.0	2.0	2.0	1.9
Landmark Partners	11.6	10.4	9.7	n/a
Thompson, Siegel & Walmsley	22.7	21.9	19.9	16.1
Total assets under management	$258.8	$249.7	$240.4	$218.8
*Equity-accounted Affiliates
n/a - not an Affiliate of our Company as of the date indicated
Please see “Definitions and Additional Notes”

Table 15: Assets Under Management by Client Type

($ in billions)	June 30, 2017		March 31, 2017		December 31, 2016		June 30, 2016
	AUM	% of total	AUM	% of total	AUM	% of total	AUM	% of total
Sub-advisory	$80.7	31.2%	$78.8	31.6%	$75.9	31.6%	$71.5	32.7%
Corporate / Union	47.6	18.4%	48.3	19.3%	48.2	20.0%	43.8	20.0%
Public / Government	87.2	33.7%	82.5	33.0%	78.8	32.8%	69.6	31.8%
Endowment / Foundation	5.0	1.9%	4.7	1.9%	4.8	2.0%	4.6	2.1%
Old Mutual Group	3.5	1.4%	3.7	1.5%	3.5	1.5%	3.6	1.6%
Commingled Trust/UCITS	23.8	9.2%	21.1	8.5%	18.8	7.8%	15.7	7.2%
Mutual Fund	1.9	0.7%	1.8	0.7%	1.8	0.7%	2.3	1.1%
Other	9.1	3.5%	8.8	3.5%	8.6	3.6%	7.7	3.5%
Total assets under management	$258.8		$249.7		$240.4		$218.8
Please see “Definitions and Additional Notes”

Table 16: AUM by Client Location

($ in billions)	June 30, 2017		March 31, 2017		December 31, 2016		June 30, 2016
	AUM	% of total	AUM	% of total	AUM	% of total	AUM	% of total
U.S.	$205.2	79.3%	$198.4	79.5%	$191.6	79.7%	$175.0	80.0%
Europe	18.8	7.3%	17.9	7.2%	16.8	7.0%	14.6	6.7%
Asia	13.5	5.2%	13.0	5.2%	12.5	5.2%	12.1	5.5%
Middle East	0.2	0.1%	0.1	—%	0.1	—%	0.3	0.1%
Australia	8.8	3.4%	8.5	3.4%	7.8	3.3%	6.8	3.1%
Other	12.3	4.7%	11.8	4.7%	11.6	4.8%	10.0	4.6%
Total assets under management	$258.8		$249.7		$240.4		$218.8
Please see “Definitions and Additional Notes”

Table 17: AUM NCCF, Annualized Revenue Impact of NCCF, Fee Rates and Derived Average Weighted NCCF

		AUM NCCF ($ billions)	Annualized Revenue Impact of NCCF ($ millions)	Weighted Average Fee Rate on Total Average AUM (bps)	Derived Average Weighted NCCF ($ billions)
2014	Q1	$(1.0)	$(3.0)	33.7	$(0.9)
	Q2	3.6	18.4	33.5	5.5
	Q3	3.1	19.1	33.1	5.8
	Q4	3.8	20.0	32.9	6.1
2015	Q1	(0.2)	11.3	34.0	3.3
	Q2	0.8	13.5	34.3	3.9
	Q3	(2.5)	0.7	34.5	0.2
	Q4	(3.2)	(6.6)	34.7	(1.9)
2016	Q1	2.4	7.3	34.7	2.1
	Q2	(2.9)	(3.4)	35.0	(1.0)
	Q3	(2.6)	(7.5)	35.7	(2.1)
	Q4	1.5	14.6	36.1	4.0
2017	Q1	(2.5)	0.8	37.7	0.2
	Q2	(0.3)	13.1	38.1	3.4
Please see “Definitions and Additional Notes”

Table 18: Reconciliation of Per-share U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended June 30,		Six Months Ended June 30,
		2017	2016	2017	2016
U.S. GAAP net income per share		$0.11	$0.30	$0.30	$0.56
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	0.21	(0.01)	0.31	(0.02)
ii.	Amortization of acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	0.17	—	0.34	—
iii.	Capital transaction costs	—	0.01	—	0.01
iv.	Seed/Co-investment (gains) losses and financing	(0.02)	—	(0.07)	(0.01)
v.	Tax benefit of goodwill and acquired intangibles deductions	0.02	—	0.04	0.01
vi.	Discontinued operations and restructuring	0.08	(0.01)	0.08	(0.01)
vii.	ENI tax normalization	0.02	0.01	0.02	0.03
Tax effect of above adjustments, as applicable		(0.17)	—	(0.26)	—
Economic net income per share		$0.42	$0.30	$0.76	$0.57
Please see “Definitions and Additional Notes”

Table 19: Reconciliation of U.S. GAAP Revenue to ENI Revenue

($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
U.S. GAAP revenue	$218.8	$156.5	$415.0	$306.1
Include investment return on equity-accounted Affiliates	3.1	3.5	5.5	6.8
Exclude revenue from consolidated Funds attributable to non-controlling interests	(0.5)	—	(0.7)	—
Other	—	—	0.4	—
ENI revenue	$221.4	$160.0	$420.2	$312.9
Please see “Definitions and Additional Notes”

Table 20: Reconciliation of U.S. GAAP Operating Expense to ENI Operating Expense

($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
U.S. GAAP operating expense	$205.9	$112.5	$378.6	$221.1
Less: items excluded from ENI
Acquisition-related consideration and pre-acquisition employee equity(1)	(17.7)	—	(35.3)	—
Non-cash key employee-owned equity and profit interest revaluations	(23.3)	1.1	(35.2)	2.4
Amortization of acquired intangible assets	(1.7)	—	(3.3)	(0.1)
Capital transaction costs	—	(1.6)	—	(1.7)
Restructuring costs(2)	(9.3)	—	(9.3)	—
Funds’ operating expense	(0.3)	—	(0.5)	—
Other items excluded from ENI	—	—	—	—
Less: items segregated out of U.S. GAAP operating expense
Variable compensation	(61.1)	(41.0)	(112.3)	(78.4)
Affiliate key employee distributions	(16.5)	(9.2)	(31.4)	(17.5)
ENI operating expense	$76.0	$61.8	$151.3	$125.8
(1) Reflects amortization of contingent consideration and equity owned by employees, both with a service requirement, associated with the Landmark acquisition.
(2) Restructuring costs in the three and six months ended June 30, 2017 are comprised of $0.5 million of fixed compensation and benefits and $8.8 million of variable compensation associated with the CEO transition.

Please see “Definitions and Additional Notes”

Table 21: Components of Seed/Co-investment Gains (Losses) and Financing

($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Seed/Co-investment gains (losses)	$3.6	$1.0	$10.3	$1.2
Financing costs:
Seed/Co-investment average balance	51.0	61.1	56.1	59.0
Blended interest rate*	6.2%	1.5%	6.2%	1.5%
Financing costs	(0.7)	(0.3)	(1.6)	(0.5)
Net seed/co-investment gains (losses) and financing	$2.9	$0.7	$8.7	$0.7
* Prior to the July 2016 bond issuances, the blended interest rate was based on the Company’s interest rate on its revolving credit facility. Subsequent to the 2016 bond issuance, and going forward, the blended rate is based on the weighted average rate of the long-term debt, unless there is alternative funding directly allocated to the seed capital.

Please see “Definitions and Additional Notes”

Table 22: Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Economic Net Income

($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income attributable to controlling interests	$12.9	$36.3	$34.3	$67.1
Net interest expense	5.6	0.5	11.4	1.0
Income tax expense (including tax expenses related to discontinued operations)	1.0	13.6	6.6	27.1
Depreciation and amortization (including intangible assets)	4.4	2.4	8.6	4.5
EBITDA	$23.9	$52.8	$60.9	$99.7
Non-cash key employee-owned equity and profit interest revaluations	23.3	(1.1)	35.2	(2.4)
Amortization of acquisition-related consideration and pre-acquisition employee equity	17.7	—	35.3	—
EBITDA of discontinued operations	—	(1.9)	0.1	(2.2)
(Gain) loss on seed and co-investments	(3.6)	(1.0)	(10.3)	(1.2)
Restructuring costs	9.3	—	9.3	—
Capital transaction costs	—	1.6	—	1.7
Other	—	(0.1)	—	—
Adjusted EBITDA	$70.6	$50.3	$130.5	$95.6
Net interest expense to third parties	(4.8)	(0.1)	(9.8)	(0.4)
Depreciation and amortization	(2.8)	(2.3)	(5.3)	(4.4)
Tax on economic net income	(16.4)	(11.7)	(29.9)	(22.6)
Economic net income	$46.6	$36.2	$85.5	$68.2
Please see “Definitions and Additional Notes”

Table 23: Calculation of ENI Effective Tax Rate

($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Pre-tax economic net income(1)	$63.0	$47.9	$115.4	$90.8
Intercompany interest expense deductible for U.S. tax purposes	(19.6)	(17.7)	(38.9)	(35.4)
Taxable economic net income	43.4	30.2	76.5	55.4
Taxes at the U.S. federal and state statutory rates(2)	(17.5)	(12.2)	(30.8)	(22.3)
Other reconciling tax adjustments	1.1	0.5	0.9	(0.3)
Tax on economic net income	(16.4)	(11.7)	(29.9)	(22.6)
Add back intercompany interest expense previously excluded	19.6	17.7	38.9	35.4
Economic net income	$46.6	$36.2	$85.5	$68.2
Economic net income effective tax rate(3)	26.0%	24.4%	25.9%	24.9%
(1) Pre-tax economic net income is shown before intercompany interest and tax expenses.
(2) Taxed at U.S. Federal and State statutory rate of 40.2%
(3) The economic net income effective tax rate is calculated by dividing the tax on economic net income by pre-tax economic net income.
Please see “Definitions and Additional Notes”

Definitions and Additional Notes

References to “OMAM” or the “Company” refer to OM Asset Management plc; references to “OM plc” refer to Old Mutual plc, the Company’s former parent; references to the “Center” refer to the holding company excluding the Affiliates; references to "Landmark" refer to Landmark Partners, LLC, acquired by the Company in August 2016. OMAM operates its business through eight boutique asset management firms (the “Affiliates”). OMAM’s distribution activities are conducted in various jurisdictions through affiliated companies in accordance with local regulatory requirements.

Economic net income

The Company uses a non-GAAP performance measure referred to as economic net income (“ENI”) to represent its view of the underlying economic earnings of the business. ENI is used to make resource allocation decisions, determine appropriate levels of investment or dividend payout, manage balance sheet leverage, determine Affiliate variable compensation and equity distributions, and incentivize management. The Company’s ENI adjustments to U.S. GAAP include both reclassifications of U.S. GAAP revenue and expense items, as well as adjustments to U.S. GAAP results, primarily to exclude non-cash, non-economic expenses, or to reflect cash benefits not recognized under U.S. GAAP.

The Company re-categorizes certain line items on the income statement to:

•	exclude the effect of Fund consolidation by removing the portion of Fund revenues, expenses and investment return which is not attributable to its shareholders;

•	include within management fee revenue any fees paid to Affiliates by consolidated Funds, which are viewed as investment income under U.S. GAAP;

•	include the Company’s share of earnings from equity-accounted Affiliates within other income, rather than investment income;

•	treat sales-based compensation as a general and administrative expense, rather than part of fixed compensation and benefits;

•	identify separately from operating expenses, variable compensation and Affiliate key employee distributions, which represent Affiliate earnings shared with Affiliate key employees.

The Company also makes the following adjustments to U.S. GAAP results to more closely reflect its economic results by:

i.
excluding non-cash expenses representing changes in the value of Affiliate equity and profit interests held by Affiliate key employees. These ownerships interests may in certain circumstances be repurchased by OMAM at a value based on a pre-determined fixed multiple of trailing earnings and as such this value is carried on the Company’s balance sheet as a liability. Non-cash movements in the value of this liability are treated as compensation expense under U.S. GAAP. However, any equity or profit interests repurchased by OMAM can be used to fund a portion of future variable compensation awards, resulting in savings in cash variable compensation that offset the negative cash effect of repurchasing the equity.

ii.
excluding non-cash amortization or impairment expenses related to acquired goodwill and other intangibles as these are non-cash charges that do not result in an outflow of tangible economic benefits from the business. It also excludes the amortization of acquisition-related contingent consideration, as well as the value of employee equity owned pre-acquisition, as occurred as a result of the Landmark transaction, where such items have been included in compensation expense as a result of ongoing service requirements for certain employees.

iii.
excluding capital transaction costs, including the costs of raising debt or equity, gains or losses realized as a result of redeeming debt or equity and direct incremental costs associated with acquisitions of businesses or assets.

iv.
excluding seed capital and co-investment gains, losses and related financing costs. The net returns on these investments are considered and presented separately from ENI because ENI is primarily a measure of the Company’s earnings from managing client assets, which therefore differs from earnings generated by its investments in Affiliate products, which can be variable from period to period.

v.	including cash tax benefits associated with deductions allowed for acquired intangibles and goodwill that may not be recognized or have timing differences compared to U.S. GAAP.

vi.
excluding the results of discontinued operations attributable to controlling interests since they are not part of the Company’s ongoing business, and restructuring costs incurred in continuing operations which represent an exit from a distinct product or line of business.

vii.
excluding deferred tax resulting from changes in tax law and expiration of statutes, adjustments for uncertain tax positions, deferred tax attributable to intangible assets and other unusual items not related to current operating results to reflect ENI tax normalization.

The Company adjusts its income tax expense to reflect any tax impact of its ENI adjustments.  Please see Table 7 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.

Adjusted EBITDA

Adjusted EBITDA is defined as economic net income before interest, income taxes, depreciation and amortization. The Company notes that its calculation of Adjusted EBITDA may not be consistent with Adjusted EBITDA as calculated by other companies. The Company believes Adjusted EBITDA is a useful liquidity metric because it indicates the Company’s ability to make further investments in its business, service debt and meet working capital requirements. Please see Table 22 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and ENI.

Methodologies for calculating investment performance(1):

Revenue-weighted investment performance measures the percentage of management fee revenue generated by Affiliate strategies which are beating benchmarks. It calculates each strategy’s percentage weight by taking its estimated composite revenue over total composite revenues in each period, then sums the total percentage of revenue for strategies outperforming.

Equal-weighted investment performance measures the percentage of Affiliates’ scale strategies (defined as strategies with greater than $100 million of AUM) beating benchmarks. Each outperforming strategy over $100 million has the same weight; the calculation sums the number of strategies outperforming relative to the total number of composites over $100 million.

Asset-weighted investment performance measures the percentage of AUM in strategies beating benchmarks.  It calculates each strategy’s percentage weight by taking its composite AUM over total composite AUM in each period, then sums the total percentage of AUM for strategies outperforming.
______________________
(1) Barrow Hanley’s Windsor II Large Cap Value account AUM and return are separated from Barrow Hanley’s Large Cap Value composite in revenue-weighted, equal-weighted and asset-weighted outperformance percentage calculations.

ENI operating earnings

ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation. It differs from economic net income because it does not include the effects of Affiliate key employee distributions, net interest expense or income tax expense.

ENI operating margin

The ENI operating margin, which is calculated before Affiliate key employee distributions, is used by management and is useful to investors to evaluate the overall operating margin of the business without regard to our various ownership levels at each of the Affiliates. ENI operating margin is a non-GAAP efficiency measure, calculated based on ENI operating earnings divided by ENI revenue. The ENI operating margin is most comparable to our U.S. GAAP operating margin.

ENI management fee revenue

ENI Management fee revenue corresponds to U.S. GAAP management fee revenue.

ENI operating expense ratio

The ENI operating expense ratio is used by management and is useful to investors to evaluate the level of operating expense as measured against our recurring management fee revenue. We have provided this ratio since many operating expenses, including fixed compensation & benefits and general and administrative expense, are generally linked to the overall size of the business. We track this ratio as a key measure of scale economies at OMAM because in our profit sharing economic model, scale benefits both the Affiliate employees and OMAM shareholders.

ENI earnings before variable compensation

ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.

ENI variable compensation ratio

The ENI variable compensation ratio is calculated as variable compensation divided by ENI earnings before variable compensation. It is used by management and is useful to investors to evaluate consolidated variable compensation as measured against our ENI earnings before variable compensation. Variable compensation is usually awarded based on a contractual percentage of each Affiliate’s ENI earnings before variable compensation and may be paid in the form of cash or non-cash Affiliate equity or profit interests. Center variable compensation includes cash and OMAM equity. Non-cash variable compensation awards typically vest over several years and are recognized as compensation expense over that service period. The variable compensation ratio at each Affiliate will typically be between 25% and 35%.

ENI Affiliate key employee distribution ratio

The Affiliate key employee distribution ratio is calculated as Affiliate key employee distributions divided by ENI operating earnings. The ENI Affiliate key employee distribution ratio is used by management and is useful to investors to evaluate Affiliate key employee distributions as measured against our ENI operating earnings. Affiliate key employee distributions represent the share of Affiliate profits after variable compensation that is attributable to Affiliate key employee equity and profit interests holders, according to their ownership interests. At certain Affiliates, OMUS is entitled to an initial preference over profits after variable compensation, structured such that before a preference threshold is reached, there would be no required key employee distributions, whereas for profits above the threshold the key employee distribution amount would be calculated based on the key employee ownership percentages, which range from approximately 15% to 40% at our consolidated Affiliates.

U.S. GAAP operating margin

U.S. GAAP operating margin equals operating income from continuing operations divided by total revenue.

Consolidated Funds

Financial information presented in accordance with U.S. GAAP may include the results of consolidated pooled investment vehicles, or Funds, managed by our Affiliates, where it has been determined that these entities are controlled by the Company. Financial results which are “attributable to controlling interests” exclude the impact of Funds to the extent it is not attributable to our shareholders.

Annualized revenue impact of net flows (“NCCF”)

Annualized revenue impact of net flows represents the difference between annualized management fees expected to be earned on new accounts and net assets contributed to existing accounts, less the annualized management fees lost on terminated accounts or net assets withdrawn from existing accounts, including equity-accounted Affiliates. Annualized revenue is calculated by multiplying the annual gross fee rate for the relevant account by the net assets gained in the account in the event of a positive flow or the net assets lost in the account in the event of an outflow and is designed to provide investors with a better indication of the potential financial impact of net client cash flows.

Hard asset disposals

Net flows in Table 1, Table 2 and Table 11 include hard asset disposals made by OMAM’s Affiliates.  This category is made up of investment-driven asset dispositions made by Heitman, a real estate manager, or Campbell, a timber manager.

Derived average weighted NCCF

Derived average weighted NCCF reflects the implied NCCF if annualized revenue impact of net flows represents asset flows at the weighted fee rate for OMAM overall (i.e. 38.1 bps in Q2'17). For example, NCCF annualized revenue impact of $13.1 million divided by the average weighted fee rate of OMAM’s overall AUM of 38.1 bps equals the derived average weighted NCCF of $3.4 billion.

n/m

“Not meaningful.”